Exhibit 23.2





                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement of Storage USA, Inc. (the "Company") on Form S-3, of (1) our report dated February 3, 1999, on our audits of the consolidated financial statements of the Company as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is incorporated by reference in the Company's 1998 Form 10-K and (2) our report dated February 3, 1999, on the financial statement schedule of the Company as of December 31, 1998, which report is incorporated by reference in the Company's 1998 Form 10-K.

We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.


/s/ PricewaterhouseCoopers LLP



Baltimore, Maryland
April 13, 1999